UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Medley Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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February 26, 2014

Dear Fellow Stockholder:

Annual Meeting Adjourned to March 6, 2014

Reminder to Please Vote. Your Vote Is Needed.

Medley Capital Corporation (the “Company”) is seeking your approval on an important proposal related to the Company’s authority to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share, subject to certain conditions. The details related to this proposal are contained in the proxy statement, a copy of which can be found in the Investor Relations section of our website, www.medleycapitalcorp.com.

Your Board of Directors has unanimously approved this proposal as it is important to the continued success of the Company.

In addition, ISS Proxy Advisory Services and Glass, Lewis & Co LLC, two of the most prominent proxy advisory services, each recommend voting for this proposal. Approval of this proposal will provide the Company with the flexibility to raise additional capital to invest in attractive prospects that may ultimately increase the Company’s share price and benefit all stockholders. Approval of this proposal does not exempt the Board of Directors from their duties to act in the best interest of the Company.

The Company has made it easy for you to vote.

1.	VOTE VIA LIVE REPRESENTATIVE

Please call (855)-976-3323 and a representative will be available to assist you.

2.	VOTE ONLINE

Log on to the proxyvote.com. Please have your proxy card in hand to access your control number and follow the on screen instructions. The proxy control number is the 12 digit number contained in the box on the right-hand side of the voting instruction form.

3.	VOTE BY TOUCH-TONE TELEPHONE

Call the toll free number listed on your proxy card. Please have your proxy card in hand to access your control number and follow the recorded instructions.

4.	VOTE BY MAIL

Sign and return the voting instruction form in the return envelope provided.

Please take a minute to vote as your vote matters and thank you for your help with this important vote.

Sincerely,

/s/ Brook Taube

Chairman and Chief Executive Officer